SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

                        Bernard Chaus, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BERNARD CHAUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Bernard Chaus, Inc., a New York corporation (the ‘‘Company’’), will be held on Thursday, November 15, 2007, at 9:00 a.m. at 530 Seventh Avenue, Eighteenth Floor, New York, New York for the following purposes:

1.	To elect four directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified;

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on October 1, 2007, are entitled to notice of and will be entitled to vote at the Meeting.

YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,
Barton Heminover Assistant Secretary

New York, New York
October 17, 2007

IMPORTANT: PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE SELF-ADDRESSED, STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

BERNARD CHAUS, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
November 15, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the ‘‘Board of Directors’’) of Bernard Chaus, Inc., a New York corporation (the ‘‘Company’’), to be used at the 2007 Annual Meeting of Shareholders (the ‘‘Meeting’’) which will be held on November 15, 2007, at 9:00 a.m. at 530 Seventh Avenue, Eighteenth Floor, New York, New York, and any adjournments or postponements thereof.

Shareholders who execute proxies retain the right to revoke them at any time before they are exercised by notice in writing to the Secretary of the Company or by revocation in person at the Meeting; unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. If no directions are given, proxies will be voted (i) FOR the election of the nominees named below under the caption ‘‘Election of Directors—Nominees for Election,’’ and (ii) in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the Meeting and any adjournments or postponements thereof.

The principal executive offices of the Company are located at 530 Seventh Avenue, New York, New York 10018. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders was on or about October 17, 2007.

Shareholders of record at the close of business on October 1, 2007, are entitled to notice of and will be entitled to vote at the Meeting. As of October 1, 2007, there were 415 shareholders of record. There were outstanding 37,381,373 shares of common stock, $0.01 par value per share (‘‘Common Stock’’), of the Company as of October 1, 2007. Each share of Common Stock is entitled to one vote.

As used herein, fiscal 2007 refers to the fiscal year ended June 30, 2007, fiscal 2006 refers to the fiscal year ended June 30, 2006, and fiscal 2005 refers to the fiscal year ended June 30, 2005.

VOTING PROCEDURES

Under the New York Business Corporation Law (the ‘‘BCL’’) and the Company’s By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the Meeting constitute a quorum. Once a quorum of the shareholders is established, under the BCL and the Company’s By-Laws, the directors standing for election must be elected by a plurality of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table represents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of September 30, 2007.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Josephine Chaus	16,837,308	(1)	45.0%
530 Seventh Avenue New York, New York 10018
Kenneth Cole Production, Inc.	6,000,000		16.1%
400 Plaza Drive Secaucus, New Jersey 07094

(1)	All shares listed are owned of record and beneficially, with sole investment and voting power, except that, with respect to 61,136 shares of Common Stock included in such amount, Josephine Chaus shares the power to dispose of such shares with Daniel Rosenbloom which are held by them as co-trustees for her children (but does not have the power to vote such shares). With respect to 683 shares of Common Stock included in such amount, such shares are owned by Ms. Chaus’ child, and Ms. Chaus is the custodian and, in such capacity, has the power to vote and dispose of them.
The shares beneficially owned by Ms. Chaus do not include an aggregate of 2,000,000 shares of Common Stock owned by certain trusts for the benefit of Ms. Chaus’ children or 808 shares of Common Stock owned by one of her children. She does not have any power to vote, direct the vote or dispose of these shares of Common Stock and disclaims beneficial ownership of these shares of Common Stock.
Because of her stock ownership and positions with the Company, Josephine Chaus may be deemed a control person of the Company.

The following table presents information as of September 30, 2007, with respect to the number of shares of Common Stock beneficially owned by each of the directors of the Company and each Named Executive Officer (as hereafter defined), other than Josephine Chaus whose ownership is shown in the table above, and all of the directors and executive officers of the Company as a group (including Josephine Chaus). The information below stating amounts beneficially owned and percent of class owned includes options exercisable within 60 days of September 30, 2007.

Name	Amount Beneficially Owned (1)	Percent of Class Directors:
Directors:
Philip G. Barach (2)	25,000	*
S. Lee Kling (3)	82,000	*
Harvey M. Krueger (4)	98,493	*

Named Executive Officers:
Barton Heminover (5)	66,408	*
All directors and executive officers as a group (5 persons) (6)	17,109,209	45.51%

*	Less than one percent.
(1)	Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities listed as owned by them.
(2)	Includes options to purchase 25,000 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 25,000 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable.
(3)	Includes options to purchase 62,000 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 25,000 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable. Mr. Kling has indicated that all of the shares (other than options) are held jointly with his wife who shares all voting and investment power with respect to such shares.
(4)	Includes options to purchase 60,000 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 25,000 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable.
(5)	Includes options to purchase 66,408 shares of Common Stock granted under the Stock Option Plan.
(6)	Includes beneficial ownership of Josephine Chaus (see table above); also includes options to purchase an aggregate of 213,408 shares of Common Stock granted under the Stock Option Plan.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

Four directors will be elected at the Meeting to serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY.

At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. In the event any nominee refuses or is unable to serve as a director, the proxies named on the proxy card reserve full discretion to vote for such other person as may be nominated by the Board of Directors. There are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

The following table sets forth certain information with respect to the nominees for director:

Name of Nominee	Age	Director Since
Josephine Chaus	56	1977
S. Lee Kling	78	1989
Harvey M. Krueger	78	1992
Philip G. Barach	77	1993

Josephine Chaus is a co-founder of the Company and has held various positions with the Company since its inception. She has been a director of the Company since 1977, Chief Executive Officer from 1991 until September 1994 and from 1998 until present, and Chairwoman of the Board from December 1998 until present. In addition, she served as President from 1980 to February 1993, and served as member of the Office of the Chairman from September 1994 until it was eliminated in December 1998.

S. Lee Kling was elected a director of the Company on February 22, 1989. He served from 1991 to August 2002 as Chairman of the Board of Kling Rechter & Co., L.P., a merchant banking company. As of September 1, 2002, Mr. Kling became Chairman of the Board of The Kling Company. Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri (‘‘Landmark’’), until December 1991, when the company merged with Magna Group, Inc. He had served in such capacity with Landmark since 1974 and had also served as Chief Executive Officer of Landmark from 1974 through October 1990, except for the period from May 1978 to January 1979, when he served as Assistant Special Counselor on Inflation for the White House and Deputy for Ambassador Robert S. Strauss. Mr. Kling serves on the Boards of Directors of National Beverage Corp., a beverage manufacturer, and Electro Rent Corporation, an electronic equipment rental company, both of which are public companies. Mr. Kling also serves on the Board of Directors of Computer Sales International and Tri-County Group XV, Inc., both private companies.

Harvey M. Krueger was appointed a director of the Company on January 2, 1992. He has been Vice Chairman and a member of the Board of Directors of Lehman Brothers, Inc. (‘‘Lehman Brothers’’), an investment banking firm, since 1997. From May 1984 to 1996, he was a Senior Managing Director of Lehman Brothers. From December 1977 to May 1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc. From 1965 to 1977, he was a Partner of Kuhn Loeb & Co., and in 1976, he became President and Chief Executive Officer of Kuhn Loeb & Co. Mr. Krueger currently serves as a director of Automatic Data Processing Inc., a provider of payroll and related employer services, and Delta Galil Industries Ltd., a manufacturer of boutique-quality apparel, each of which is a public company.

Philip G. Barach was appointed a director of the Company on November 26, 1993. He was, from July 1968 to March 1990, the Chief Executive Officer of U.S. Shoe Corp., a shoe manufacturer, retail apparel company and retail eyewear company. In addition, Mr. Barach served as Chairman of the Board of Directors of U.S. Shoe Corp. from March 1990 to March 1993.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 2007, the Board of Directors met on five occasions. During fiscal 2007, no incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings, held by all committees of the Board of Directors on which such director served. The Company has a policy that encourages attendance by directors at the Company’s annual meeting of shareholders. All members of the Board of Directors attended last year’s annual meeting of shareholders.

During fiscal 2007, the members of the Audit Committee were Philip G. Barach, S. Lee Kling, and Harvey M. Krueger. All three members of the Audit Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

The Audit Committee is primarily responsible for (i) overseeing the integrity of the Company’s financial statements, (ii) overseeing the Company’s internal controls and procedures for finance, accounting, disclosure and legal compliance, (iii) monitoring the performance of the Company’s internal auditing department and the independence and performance of the Company’s independent auditors and (iv) providing an avenue of communication between the independent auditors, management, the internal auditing department and the Board of Directors.

The Audit Committee has a charter which was last amended, effective May 4, 2004. The complete text of the Amended and Restated Audit Committee Charter is included as Appendix A to this Proxy Statement. The Board of Directors has determined that Mr. Krueger is an ‘‘audit committee financial expert’’ as defined in Item 401(h) of Regulation S-K.

The Audit Committee meets at least four times a year following the completion of the auditor’s review of the consolidated financial statements for the first three quarters of the fiscal year and the completion of the audit of the consolidated financial statements for the fiscal year. During fiscal 2007, the Audit Committee met on four occasions.

During fiscal 2007, the members of the Compensation Committee were Philip G. Barach, S. Lee Kling and Harvey M. Krueger. The Compensation Committee is charged by the Board of Directors with administering, reviewing and recommending changes in the Company’s incentive compensation plans for its executives and submitting such plans to the Board of Directors for approval, allocating bonuses, determining the individuals to whom stock options are to be granted, the number of shares subject to grant and the terms of such options, and recommending to the Board of Directors any changes in the compensation for the officers. The Compensation Committee met on four occasions during fiscal 2007. The Compensation Committee does not have a charter.

The Board of Directors also has a Nominating and Corporate Governance Committee which was established at the May 2004 meeting of the Board of Directors. During fiscal 2007, the members of the Nominating and Corporate Governance Committee were Philip G. Barach, S. Lee Kling and Harvey M. Krueger. All three members of the Nominating and Corporate Governance Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards). The Nominating and Corporate Governance Committee is responsible for (i) identifying qualified individuals for membership on the Board of Directors, (ii) recommending to the Board of Directors the director nominees for the next annual meeting of shareholders and (iii) providing oversight of the corporate governance affairs of the Board of Directors and the Company.

A copy of the Nominating and Corporate Governance Committee Charter is included as Appendix B to this Proxy Statement. During fiscal 2007, the Nominating and Corporate Governance Committee met once.

The Nominating and Corporate Governance Committee will consider many factors when evaluating candidates for nomination to the Board of Directors, with the goal of fostering a Board of Directors comprised of directors with a variety of experience and backgrounds. Candidates are evaluated against certain criteria, including financial and business expertise, significant independent accomplishments, skills and experience, as well as other factors that are listed as an annex to the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee considers candidates for the Board of Directors from any source, including shareholders’ recommendations. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the proposal and does not have any specific minimum qualifications that must be met. However, the Nominating and Corporate Governance Committee does believe that all members of the Board of Directors should have the highest character and integrity and sufficient time to devote to Company matters.

Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee by writing to the Company’s corporate Assistant Secretary at the Company’s offices at 800 Secaucus Road, Secaucus, New Jersey 07094, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as director, should accompany any such recommendation. Shareholders who wish to recommend a candidate for consideration by the Nominating and Corporate Governance Committee must comply with the Company’s policy regarding shareholder’s proposals. See ‘‘Proposals for Next Year’s Meeting’’ contained herein.

The Nominating and Corporate Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used in fiscal 2007 by the Nominating and Corporate Governance Committee and, accordingly no fees have been paid to consultants or search firms.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with a member or members of the Board of Directors, including the Nominating and Corporate Governance Committee or the non-management directors as a group, may do so by addressing their correspondence to the board member or members, or applicable committee c/o the Assistant Secretary, Bernard Chaus, Inc., 800 Secaucus Road, Secaucus, New Jersey 07094. The Board of Directors has unanimously approved a process pursuant to which the office of the Assistant Secretary will review and forward correspondence to the appropriate person or persons for response.

CODE OF ETHICS

The Company has amended and restated its Code of Ethics and Standards of Conduct (the ‘‘Code of Ethics’’) effective May 4, 2004. The Code of Ethics applies to all officers, directors and employees of the Company, including, the principal executive officer, principal financial officer and principal accounting officer. The Company intends to file a Form 8-K to the extent required by the rules and regulations of the Securities and Exchange Commission for waivers of, or amendments to, the Code of Ethics.

COMPLIANCE WITH SECTION 16(A)
OF SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Section 16(a) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that during fiscal 2007, all Section 16(a) filing requirements applicable to its officers and directors and persons beneficially owning more than ten percent of the Common Stock were complied with, except that each of Messrs. Barach, Kling, and Krueger inadvertently did not timely file their reports regarding their respective issuances of stock options under the Stock Option Plan.

 Compensation Discussion and Analysis

Objective of Compensation Policy

The Company seeks to set compensation for the Company’s executive officers listed in the Summary Compensation Table below (the ‘‘named executive officers’’) at levels that, in the aggregate, enable us to:

•	attract, motivate and retain outstanding individual named executive officers; and

•	provide annual cash incentives and periodic equity-based incentives to named executive officers to contribute to our short-term and long-term performance and success.

What Our Compensation Program is Designed to Reward

Overall, our compensation program is designed to reward each individual named executive officer’s contribution to the operation and performance of the Company. As discussed further below, for fiscal year 2007, the most significant portion of each named executive officer’s opportunity for compensation was comprised of base salary. We believe that salary levels should be reflective of individual performance and responsibilities and factor these items into the adjustment of base salary levels, if appropriate, each year. We also believe that annual cash incentive opportunities and long-term equity incentives should reward individual achievement, reward outstanding financial performance of the Company and promote named executive officers’ contribution to Company financial performance. As discussed more fully below, although the Company has, in prior years, awarded named executive officers options to purchase common stock of the Company, the Compensation Committee determined that no options should be granted during 2007, because Ms. Chaus held approximately 45% of the Company’s common stock and Messrs. Panitz and Heminover were sufficiently compensated by previously made equity grants.

General Compensation Policies

Benchmarking.    The Compensation Committee from time to time reviews the competitiveness of our overall compensation arrangements in relation to comparable companies within the apparel industry. For fiscal year 2007, however, the Compensation Committee did not engage in any formal benchmarking process.

Process for Setting Total Compensation.    Generally, the Compensation Committee sets actual base salaries, annual cash incentive opportunities, and equity-based awards for each named executive officer based on the Compensation Committee’s informal review of each named executive officer’s performance and contribution to the Company’s success, the recommendations of the Company’s Chief Executive Officer, shareholder return and such other factors as the Compensation Committee deems appropriate and in our best interests and the best interests of our shareholders. With respect to Mr. Panitz, however, the Company previously entered into an employment agreement specifying Mr. Panitz’s base salary (subject to the Compensation Committee’s discretion to increase such base salary) and stock option grant opportunity, effective October 18, 2004.

The Compensation Committee has, in prior years, engaged a compensation consultant to assist in advising the Compensation Committee. The Compensation Committee utilized a compensation consultant prior to 2007 to help determine appropriate levels of compensation for the Company’s Chief Executive Officer and has agreed, in principal, to negotiate an employment agreement with Ms. Chaus to specify her base salary, potential incentive opportunity, potential severance and other benefits; however, the specific terms of such agreement have not been agreed to as yet.

For 2007, the Compensation Committee did not retain a compensation consultant and instead undertook an informal review of named executive officer compensation. Based on the Compensation Committee’s review, and considering the Company’s annual financial performance for fiscal year 2006, the Compensation Committee determined that base salary should remain at the levels that were in effect for fiscal year 2006. Additionally, the Compensation Committee believed that the existing base salary levels coupled with equity grants previously made to the named executive officers, provided sufficient incentive to such individuals to promote the Company’s financial performance. Accordingly, in fiscal year 2007, the Compensation Committee did not establish target goals and did not provide any cash incentive bonus to any of the named executive officers.

Our Chief Executive Officer periodically presents the Compensation Committee with breakdowns of all of the components of compensation for each named executive officer, and may make recommendations for each other named executive officer’s overall compensation package for the following fiscal year. The Compensation Committee reviews the recommendations of the Chief Executive Officer carefully in light of her proximity to the other executives and knowledge of their contributions to and goals for continuing achievement with the Company. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and our other named executive officers. The Compensation Committee may accord different weight at different times to different factors for each named executive officer.

Elements of Compensation

Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:

•	Base salaries;

•	Annual cash incentive opportunities;.

•	Equity-based compensation;

•	Severance and change-in-control benefits;

•	Perquisites; and

•	General benefits.

As noted above, a significant portion of named executive officer compensation is determined based on the Compensation Committee’s evaluation of the Company’s and each named executive officer’s performance and contribution to the Company’s ongoing business as well as the development of new initiatives. The Company provides few personal benefits to named executive officers, and what personal benefits are provided are generally considered related to each named executive officer’s performance of his/her duties with the Company. Finally, named executive officers are eligible to participate in the Company’s 401(k) savings plan, health and benefit plans, and are entitled to vacation and paid time off based on the Company’s general vacation policies.

Base Salary.    The Company pays base salaries to named executive officers at their current levels based on the Compensation Committee’s belief that salaries are essential to recruiting and retaining qualified executives. Base salaries are initially set by the Compensation Committee and may be incorporated into employment contracts with our named executive officers, however there are no employment agreements currently in effect for the Company’s named executive officers. Typically, base salary levels are set based on the applicable named executive officer’s experience and performance with previous employers, pay levels for similar positions at other companies in the apparel industry and negotiations with individual named executive officers. Thereafter, the Compensation Committee determines whether to increase base salaries for a named executive officer, from year to year, based on its subjective assessment of the Company’s overall performance over the preceding year, as well as named executive officer performance and experience, length of service, changes in responsibilities and the level of pay compared to other companies in the apparel industry.

If the Compensation Committee determines that an increase in base salary is appropriate for a named executive officer, then such increase takes effect as of the date determined by the Compensation Committee. However, for 2007, the Compensation Committee determined that no increase in base salary for named executive officers was appropriate based on the Company’s relative market position and the Company’s market value. Accordingly, each named executive officer’s base salary was set, for fiscal year 2007, at the same level in effect for 2006.

Annual Cash Incentive Compensation.    The Company has in effect an Annual and Long-Term Incentive Compensation Plan (the ‘‘Incentive Plan’’) in which certain key employees, including the named executive officers, are eligible to participate. Under the Incentive Plan, the Compensation Committee may establish on annual basis corporate-wide objectives based upon net income each year, the attainment of which may serve as the basis for computing annual bonuses for certain employees including the named executive officers. Notwithstanding the foregoing, the Compensation Committee concluded that for fiscal year 2007, the named executive officers were sufficiently compensated and incentivized by such individual’s current base salary and previous equity grants. Thus, the Compensation Committee did not establish performance targets that would lead to the payment of guaranteed incentive bonuses to the named executive officers upon the attainment of such targets.

Under the terms of the Incentive Plan, the Compensation Committee did retain the discretion to provide discretionary bonuses to any named executive officer based upon the performance of the Company. However, the Compensation Committee did not exercise such discretion for fiscal year 2007. Accordingly, in fiscal year 2007, no named executive officer received an annual cash incentive bonus either under the Incentive Plan or otherwise.

Equity Compensation.    The Compensation Committee believes that the use of stock options as the principal basis for creating long-term incentives satisfies the objective of aligning the interests of named executive officers with those of the Company’s shareholders, thereby ensuring that such officers have a continuing stake in our long-term success. The Company has in effect the 1998 Stock Option Plan, as amended (the ‘‘Stock Option Plan’’), pursuant to which the Compensation Committee may grant executives options to purchase Common Stock. The Company utilizes vesting periods to encourage key executives to continue in the employ of the Company. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a period determined by the Compensation Committee, which is generally three to four years.

For fiscal year 2007, the Compensation Committee determined that it would not make any discretionary grants of stock options to named executive officers. The Compensation Committee believed that, at the beginning of fiscal year 2007, Ms. Chaus held a significant amount of the Company’s Common Stock and did not require any additional incentive to contribute to shareholder value. In addition, with respect to Messrs. Panitz and Heminover, the Compensation Committee believed that each such named executive officer held a sufficent number of vested stock options at the beginning of the fiscal year, and that additional grants of options would not serve as a significant incentive to such named executive officers.

Pursuant to the terms of Mr. Panitz’s employment agreement, the Compensation Committee granted Mr. Panitz the opportunity to earn additional option grants if certain specified targets set by the Compensation Committee were attained. Those targets were not attained prior to fiscal year 2007, and Mr. Panitz became ineligible for any additional option grants upon his termination of employment, effective December 8, 2006. In addition, effective thirty days after Mr. Panitz’s voluntary termination of employment with the Company, Mr. Panitz forfeited all of his outstanding options.

Severance and Change-in-Control Benefits.    All employees, including the named executive officers, of the Company are eligible to receive severance in the event of involuntary termination. With respect to the named executive officers, such severance is purely discretionary and, if awarded by the Company, is typically calculated as one week of base salary for each six months of such executive’s employment with the Company prior to the date of termination.

The Company has, prior to fiscal year 2007, entered into employment agreements containing severance benefits. For example, Mr. Panitz’s employment agreement provided for a severance payment upon his termination by the Company without ‘‘Cause’’ (defined to include his commission of certain intentional harmful acts against the company, negligent or willful misconduct in conducting his duties for the Company and failure to follow the lawful directions of the Company) in the amount of one year’s base salary plus any earned but unpaid annual bonus and continuing health and welfare benefits. Such severance was conditioned on Mr. Panitz’s adherence to the terms of his non-competition covenant. Because Mr. Panitz terminated his employment voluntarily, however, he was not eligible to receive any severance payments under his employment agreement.

The Company has not made any other contractual commitments to named executive officers to pay severance benefits. The Compensation Committee views severance as a valuable recruitment and retention tool, and may consider severance benefits as part of the overall compensation package available to named executive officers when negotiating employment agreements in the future.

The Company provides, in each of its option agreements with named executive officers, for accelerated vesting upon a change-in-control of the Company. The Company believes that, in the context of a potential change-in-control, named executive officers, who have contributed to the value of the Company and the potential returns available to other shareholders in connection with such change-in- control, should be entitled to participate with other shareholders in realizing the value contributed to the Company. Accordingly, the accelerated vesting of stock options is intended to compensate executives for their contributions up to and including the date of a change-in-control, and to provide additional incentive to remain employed by the Company in order to assist in effectuating such potential change-in-control. However, for fiscal year 2007, with the exception of Mr. Panitz, who forfeited his vested and unvested options following his voluntary termination, none of the named executive officers held any unvested stock options. Accordingly, none of the named executive officers, as of the end of fiscal year 2007, would be entitled to any accelerated vesting or other payments upon a change-in-control of the Company occurring on such date.

Perquisites.    The Company believes that the principal purpose of perquisites and personal benefits should be to provide certain conveniences to named executive officers in order for them to effectively discharge their responsibilities to the Company. Accordingly, the Company provided, pursuant to the terms of Mr. Panitz’s employment agreement, for a $1,000 per month automobile allowance and reimbursement of parking expenses. For fiscal year 2007, the Company provided $1,582 per month in automobile lease reimbursements to Ms. Chaus and additionally reimbursed her approximately $734 per month for parking expenses. For fiscal year 2007, the Company provided a $700 per month automobile allowance to Mr. Heminover.

Because Mr. Panitz resigned in December 2006, the total amount of his perquisites did not exceed $10,000 and accordingly, such benefits are not included in the Summary Compensation Table below. The incremental costs to the Company of providing Ms. Chaus’s automobile allowance and parking reimbursement and Mr. Heminover’s automobile allowance are included in the Summary Compensation Table below and described in the accompanying footnotes.

General Benefits.    The following are standard benefits offered to all eligible Company employees, including named executive officers.

Retirement Benefits.    The Company maintains a tax-qualified 401(k) savings plan for all of our eligible employees, including the named executive officers, known as the Bernard Chaus, Inc. Employee Savings Plan (the ‘‘Savings Plan’’). The Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Code. Employees who have attained age 21 and completed 30 days of service with the Company are eligible to participate in the Savings Plan (as of the first day of the following satisfaction of both conditions) by contributing through payroll deductions up to a maximum14% of their base salary on a pre-tax basis up to the annual aggregate contribution limits imposed by law or regulation. The participating employee is not taxed on these contributions until they are distributed.

We make matching contributions to the Savings Plan on behalf of eligible participants in any plan year. Currently, we match employee contributions with cash contributions in amounts equal to 10% of such employee’s contributions to the Savings Plan. Participants are always 100% vested in their own pre-tax contributions and will begin vesting in any matching contributions made on their behalf ending with their second year of service with the Company and thereafter at a rate of 20% per year.

In fiscal year 2007, Messrs. Panitz and Heminover elected to contribute to the Savings Plan. The Company made a matching contribution of $1,698 to the Savings Plan for Mr. Heminover. Ms. Chaus did not participate in the Savings Plan during fiscal year 2007. Our matching contributions allocated to the named executive officers under the Savings Plan are shown in the ‘‘All Other Compensation’’ column of the Summary Compensation Table below.

Medical, Dental, Life Insurance and Disability Coverage.    Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available on a Company-wide basis to all eligible employees. During fiscal year 2007, the Company also provided coverage to Ms. Chaus and Mr. Panitz (during his period of employment) under a supplemental executive medical plan (the ‘‘Exec-U-Care Plan’’). Under the Exec-U-Care Plan, participants are reimbursed for any deductibles, coinsurance payments and other out-of-pocket expenses that the participants would otherwise be required to pay under the Company’s medical and health plans. During fiscal year 2007, Ms. Chaus received reimbursements under the Exec-U-Care Plan of $5,517 and Mr. Panitz, during his employment with the Company, received reimbursements under Exec-U-Care Plan of $3,657. The Company views such employee benefits as vital to the ability of the Company to compete for valued employees and officers with other companies in the apparel industry.

Other Paid Time-Off Benefits.    We also provide vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at other companies in the apparel industry.

Report of the compensation committee

The Compensation Committee of the Board of Directors is composed entirely of independent directors, and currently consists of Chairperson Philip G. Barach, S. Lee Kling and Harvey M. Krueger. None of the members of the Compensation Committee are employees of the Company. The Compensation Committee administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee the Company’s compensation and benefit plans and policies, to administer the Company’s stock plans (including reviewing and approving option grants to our officers) and to review and approve annually all compensation decisions relating to directors and elected officers, including those for named executive officers. The Compensation Committee works with management to develop relationships between pay levels, financial performance and returns to shareholders, in order to align our compensation structure with our organizational objectives. The Compensation Committee has the final authority regarding compensation for the Company’s named executive officers. As noted above, however, the Company’s Chief Executive Officer periodically advises the Compensation Committee as to suggested levels of compensation and benefits for named executive officers. The Compensation Committee’s membership is determined by the Board. The Compensation Committee met four times during fiscal year 2007.

Compensation Consultant.    The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee has, in prior fiscal years, engaged Hewitt Associates LLC, an independent outside compensation consultant, to advise the Compensation Committee on matters related to director and named executive officer compensation. The Compensation Committee did not engage a compensation consultant during fiscal year 2007.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the Company’s proxy with management, and based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s proxy for fiscal year 2007.

Compensation Committee
Philip G. Barach S. Lee Kling Harvey M. Krueger

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed incorporated by reference into any other Company filing by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

 summary compensation table

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Josephine Chaus Chairwoman of the Board and Chief Executive Officer	2007	600,000		—	—	33,305	(3)	63,305
Barton Heminover Chief Financial Officer and Assistant Secretary	2007	198,000		449	—	10,098	(4)	208,553
David Panitz Chief Operating Officer	2007	165,865	(5)	27,364	—	—		193,229

(1)	The amount in this column represents the compensation costs recognized for financial reporting purposes by the Company with respect to Fiscal Year 2007 for stock options granted to Mr. Heminover and Mr. Panitz in a prior fiscal year in accordance with SFAS 123R. The valuation of such options was determined using a Black-Scholes valuation model and was in accordance with the valuation guidelines in SFAS 123R. See Note 2, under the heading ‘‘Stock-Based Compensation,’’ to the Company’s audited financial statements as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which sets forth the material assumptions used in determining the compensation cost to the Company with respect to such awards.
(2)	The Compensation Committee did not establish performance targets for fiscal year 2007, as described in the Compensation Discussion and Analysis section above, and accordingly none of the named executive officers earned any non-equity incentive plan compensation for fiscal year 2007.
(3)	As described in the Compensation Discussion and Analysis section above, the Company provides personal benefits to Ms. Chaus in the form of automobile lease reimbursement, parking reimbursements and enhanced executive health coverage. For fiscal year 2007, Ms. Chaus received $18,980 in automobile lease reimbursements and $8,808 in reimbursement for parking expenses. For fiscal year 2007, Ms. Chaus also received $5,517 in reimbursements under the Exec-u-Care Plan.
(4)	As described in the Compensation Discussion and Analysis section above, the Company provides personal benefits to Mr. Heminover in the form of an automobile allowance. For fiscal year 2007, Mr. Heminover received $8,400 in automobile allowance. The Company also made a contribution of $1,698 to Mr. Heminover’s account in the Company’s Savings Plan. The Company’s policy regarding contributing to the Savings Plan is described more fully in the Compensation Discussion and Analysis section above.
(5)	Mr. Panitz voluntarily terminated employment with the Company on December 8, 2006 to pursue other business opportunities.

grants of plan-based awards

As described in the Compensation Discussion and Analysis section above, no named executive officer received a plan-based award in fiscal year 2007. Additionally, as described more fully above, no cash incentive compensation was issued to any named executive officer, nor was any named executive offer granted any equity incentive compensation in fiscal year 2007.

 outstanding equity awards at fiscal year-end

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Josephine Chaus
Barton Heminover (1)	46,408 20,000	0.50 0.75	8/8/2011 8/28/2012
David Panitz (2)

(1)	46,408 of Mr. Heminover’s outstanding stock options were granted on August 8, 2001 and became fully vested on the second anniversary of the grant date. The remaining 20,000 of Mr. Heminover’s outstanding stock options were granted on August 28, 2002 and became fully vested on the fourth anniversary of the grant date.
(2)	Mr. Panitz forfeited all of his vested and unvested options as a result of his termination of employment with the Company in December 2006.

Option Exercises and Stock Vested

None of the named executive officers exercised any options or were entitled to vesting with respect to outstanding stock awards during fiscal year 2007.

PENSION BENEFITS

The Company does not maintain any defined benefit plans (whether qualified or nonqualified) in which the Company’s named executive officers are eligible to participate.

non-qualified deferred compensation

The Company does not maintain any nonqualified deferred compensation plans in which its named executive officers are eligible to participate.

 Director Compensation

During fiscal 2007, directors who were not employees of the Company received an annual fee of $20,000 for serving on the Board of Directors, plus a cash fee of $1,500 per in person meeting day (and substantial telephonic meeting).

Pursuant to its authority under the Stock Option Plan, the Compensation Committee had provided for each non-employee director to be automatically granted options to purchase 5,000 shares of Common Stock annually on July 1 based on the market price of the Common Stock on the date of grant, exercisable up to 25% on each of the first four anniversaries after the grant (the ‘‘Automatic Option Grant Policy’’). The last such automatic grant under such policy occurred on July 1, 2000. On January 19, 2001, the Board of Directors resolved to terminate the Automatic Option Grant Policy and that future grants of options to purchase shares of the Common Stock to directors shall be determined by the Compensation Committee from time to time. In August 2002, the Compensation Committee granted each non-employee director an option to purchase 10,000 shares of Common Stock exercisable at the market price of the Common Stock on the date of grant. In addition, on such date, the Board of Directors decided to amend the Stock Option Plan, subject to shareholder approval, to provide for an automatic annual grant of 10,000 options to each of the non-employee directors of the Company on July 1 of each year upon the same terms as the Company’s prior Automatic Option Grant Policy (the ‘‘2002 Automatic Option Grant Policy’’). Such amendment to the Stock Option Plan was approved by the shareholders at the 2002 Annual Meeting of Shareholders. The first automatic annual grants under the 2002 Automatic Option Grant Policy were on July 1, 2003.

The Company has a $50,000 term life insurance policy on behalf of Messrs. Kling and Krueger with the benefits to be paid to such director’s beneficiary or estate.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
S. Lee Kling	26,000	9,078	4,173	39,251
Philip G. Barach	26,000	9,078		35,078
Harvey M. Krueger	26,000	9,078	4,173	39,251

(1)	Amounts in the Option Awards column represent the compensation cost recognized by the Company in fiscal year 2007 related to outstanding option awards in accordance with SFAS No. 123R. The valuation of such options was determined using a Black-Scholes valuation model and was in accordance with the valuation guidelines in SFAS 123R. See Note 2, under the heading ‘‘Stock-Based Compensation,’’ to the Company’s audited financial statements as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which sets forth the material assumptions used in determining the compensation cost to the Company with respect to such awards. As of June 30, 2007, each director held options to purchase the number of shares of common stock of the Company set forth in the supplemental table below:

Director	Number of shares subject to outstanding options
S. Lee Kling	87,000
Philip G. Barach	50,000
Harvey M. Krueger	85,000
(2)	Amounts in the All Other Compensation column represent the dollar value of premiums paid by the Company on life insurance policies maintained for the benefit of the applicable director’s beneficiary or estate.

Potential Payments upon Termination or Change-in-Control

As discussed in the Compensation Discussion and Analysis section above, the Company had entered into a written employment agreement with Mr. Panitz that would have provided for severance payments upon termination of employment with the Company for certain reasons. However, because Mr. Panitz terminated his employment voluntarily in December 2006, he was not eligible to receive any such severance payments. None of the other named executive officers have any rights to severance payments upon termination of employment for any reason.

In addition, and as discussed in the Compensation Discussion and Analysis section above, the Company periodically grants options to purchase Common Stock of the Company to named executive officers. Pursuant to the terms of the Company’s Stock Option Plan, such options generally vest and become fully exercisable upon a change in control, defined generally as: (1) an acquisition by any person or entity of 50% or more of the outstanding shares of the Company or the combined voting power of the Company’s voting shares; (2) replacement of 1/3 or more of the members of the Board of Directors of the Company with new members (other than members approved by the incumbent Board); (3) consummation of a merger, consolidation or reorganization (unless the existing stockholders retain 50% or more of the combined voting power of the Company’s voting securities, at least 2/3 of the incumbent Board members remain on the Board and no person or entity other than the Company, its subsidiary, employee benefit plan or prior owner acquires 50% or more of the outstanding shares or combined voting power of the surviving company); or (4) a complete liquidation or sale or a disposition of all or substantially all of the Company’s assets.

As of June 30, 2007, however, none of the named executive officers held any unvested stock options, and accordingly, in the event a change-in-control occurred as of such date, none of the named executive officers would have received any accelerated vesting of outstanding options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at the end of fiscal 2007. The only equity compensation awards granted by the Company have been pursuant to the Stock Option Plan. Pursuant to the Stock Option Plan, the Company may grant to employees, officers, consultants and directors of the Company incentive stock options, as defined in the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and non-incentive stock options. Under the Stock Option Plan, 7,750,000 shares of Common Stock are reserved for issuance. The maximum number of shares that any one eligible individual may be granted in respect of options under the Stock Option Plan during the entire term of the Stock Option Plan may not exceed 4,000,000 shares of Common Stock. No stock options may be granted under the Stock Option Plan subsequent to October 29, 2007. The exercise price may not be less than 100% of the fair market value on the date of grant for incentive stock options (110% in the case of incentive stock options granted to a ‘‘ten percent shareholder’’ (as defined in Section 422 of the Code)). The Stock Option Plan is administered by the Compensation Committee and, subject to the provisions of the Stock Option Plan, the Compensation Committee determines when and to whom options will be granted, the number of shares covered by each option and the terms and provisions applicable to each option. In the event of certain change in control transactions, each outstanding option becomes immediately and fully exercisable.

The Compensation Committee may also award discretionary options to certain employees based on individual performance.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)
Equity compensation plans approved by security holders	1,618,779	$0.71	1,856,372
Equity compensation plans not approved by security holders	—	—	—
Total	1,618,779	$0.71	1,856,372

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with management and Mahoney Cohen & Company, CPA, P.C., the Company’s independent public accountants (‘‘Mahoney Cohen’’). The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal 2007 with management. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, ‘‘Communication with Audit Committees.’’

The Company’s independent public accountants also provided to the Audit Committee certain written communications and the letter required by Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees.’’ The Audit Committee also discussed with the independent public accountants their independence from the Company and has considered whether the provision of non-audit services is compatible with maintaining their independence.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited consolidated financial statements for fiscal 2007 be included in the Company’s Annual Report on Form 10-K for fiscal 2007 which was filed with the Securities and Exchange Commission on September 28, 2007.

AUDIT COMMITTEE
Philip G. Barach S. Lee Kling Harvey M. Krueger

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference into any other Company filing by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

The following Performance Graph compares the cumulative 5-year total return of holders of Bernard Chaus, Inc.’s common stock with the cumulative total returns of the S&P 500 index and the S&P Apparel, Accessories & Luxury Goods index. The graph assumes that the value of the investment in the company’s common stock and in each of the indexes (including reinvestment of dividends) was $100 on June 30, 2002 and tracks it through June 30, 2007.

	Cumulative Total Return
	6/02	6/03	6/04	6/05	6/06	6/07
Bernard Chaus, Inc.	100.00	158.33	158.33	176.67	153.33	135.00
S&P 500	100.00	100.25	119.41	126.96	137.92	166.32
S&P Apparel, Accessories & Luxury Goods	100.00	90.94	116.61	144.04	141.65	195.19

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

CERTAIN TRANSACTIONS

Mr. Kling serves as a consultant to Lockton Companies, an insurance broker from which the Company obtains directors and officers liability insurance, and employee practices liability insurance. The total aggregate premium payments paid to Lockton Companies in respect of such insurance during fiscal 2007 were approximately $143,000.

The Audit Committee, the Compensation Committee or another committee of the Board of Directors composed of independent directors reviews related party transactions or potential conflict of interest transactions to verify that any related party transaction is in accordance with written corporate policies that are based on considerations that are in the best interest of the Company and its stockholders. Related party transactions are evaluated to insure that terms are comparable to those provided by unrelated third parties.

AUDITORS

Mahoney Cohen & Company, CPA, P.C. serves as the principal accounting firm designated to audit the Company’s consolidated financial statements. The engagement of Mahoney Cohen & Company, CPA, P.C. is not being presented for approval by the shareholders at the Meeting; however, a representative from Mahoney Cohen & Company, CPA, P.C. is expected to be available to answer questions, if any, addressed to him or her at the Meeting and will be given the opportunity to make a statement if such representative desires to do so.

The aggregate fees billed by Mahoney Cohen & Company, CPA, P.C. to the Company for fiscal 2007 and fiscal 2006 were as follows:

	Fiscal 2007		Fiscal 2006
Audit Fees	$166,000	(a)	$169,000	(a)
Audit-Related Fees	$27,000	(c)(d)	$24,000	(c)(d)
Total Audit and Audit Related Fees..	$193,000		$193,000
Tax Fees	$56,000	(b)(d)	$57,000	(b)(d)
All Other Fees	$0		$0
Total Fees	$249,000		$250,000

(a)	Represents fees billed in connection with the audit of the Company’s consolidated financial statements for fiscal 2007 and fiscal 2006 included in its annual reports on Form 10-K and reviews of the Company’s interim consolidated financial statements included in its quarterly reports on Form 10-Q for fiscal 2007 and fiscal 2006.
(b)	Represents fees billed in connection with tax services for fiscal 2007 and fiscal 2006. Tax services include professional services provided for tax compliance and tax planning.
(c)	Represents fees billed in connection with the audits of the Company’s employee benefit plans for fiscal 2007 and fiscal 2006.
(d)	The Audit Committee has considered whether the provision of these services is compatible with maintaining Mahoney Cohen & Company, CPA, P.C.’s independence.

The charter of the Audit Committee provides that the Audit Committee approves the fees and other significant compensation to be paid to the independent auditors. The Audit Committee and the Board of Directors have further agreed that all services to be provided by Mahoney Cohen & Company, CPA, P.C. should be approved in advance by the Audit Committee (or its designee). Prior to any such approval, it is expected that the Audit Committee (or its designee) would review a budget for any such services, which budget would likely include a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted, and that the Audit Committee (or its designee) would periodically monitor the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee (or its designee). The Audit Committee has authorized Mr. Kling to approve the use of

Mahoney Cohen & Company, CPA, P.C. for tax consulting services subject to Mr. Kling keeping the Audit Committee apprised of such services. For fiscal 2007, one hundred percent (100%) of the fees set forth in the table above for Mahoney Cohen Company, CPA, P.C. were approved by the Audit Committee in accordance with applicable regulations.

PROPOSALS FOR NEXT YEAR’S MEETING

Any proposal by a shareholder who intends to be present at the next Annual Meeting of Shareholders must be received by the Company at its offices at 800 Secaucus Road, Secaucus, New Jersey 07094 for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than June 17, 2008, and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the proxy materials. Such proposals should be sent to the Secretary of the Company by certified mail, return receipt requested. A proxy will confer discretionary authority to management of the Company to vote on any matter other than matters for which the Company received notice by a shareholder prior to September 1, 2008; provided, however, that if the 2008 Annual Meeting of Shareholders is held prior to November 16, 2008, the Company will notify the shareholders of a revised date for submitting notice to the Company.

MISCELLANEOUS

The Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. The Board of Directors may use the services of the Company’s directors, officers and other regular employees to solicit proxies. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

Copies of the 2007 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended June 30, 2007, are being mailed to the shareholders prior to or simultaneously with this Proxy Statement.

THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) FOR THE FISCAL YEAR ENDED JUNE 30, 2007, TO EACH SHAREHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:

Bernard Chaus, Inc. 800 Secaucus Road Secaucus, New Jersey 07094
Attention: Barton Heminover
Chief Financial Officer and Assistant Secretary

APPENDIX A

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
BERNARD CHAUS, INC.

Article I.    Audit Committee Purpose

The Audit Committee of the Board of Directors of Bernard Chaus, Inc. (the ‘‘Company’’) is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Oversee the integrity of the Company’s financial statements.

•	Oversee the Company’s internal controls and procedures for finance, accounting, disclosure and legal compliance.

•	Monitor the performance of the Company’s internal auditing department and the independence and performance of the Company’s independent auditors.

•	Provide an avenue of communication between the independent auditors, management, the internal auditing department and the Board of Directors.

The Audit Committee has the authority to conduct or authorize investigations into any matter within the scope of its responsibilities, and it shall have direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other financial consultants or experts it deems necessary in the performance of its duties or to assist in the conduct of any investigation.

Article II.    Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall meet all applicable independence standards to the extent required by the rules or regulations of the Securities Exchange Commission (the ‘‘SEC’’) and/or listing standards, if applicable to the Company. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. Members of the Audit Committee may enhance their familiarity with finance and accounting by participating in educational programs.

Audit Committee members shall be appointed by the Board of Directors on recommendation of the Nominating and Corporate Governance Committee. If an Audit Committee Chairperson is not designated or present, the members of the Audit Committee may designate a Chairperson by majority vote of the Audit Committee membership.

The Audit Committee will have regular meetings at least four times per year (which should coincide with, and precede, the Company’s public announcement of its quarterly and annual results) or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee or one or more of its members should meet privately and separately, as often as is reasonably necessary, with management and with the independent auditors, to discuss any matters that the Audit Committee or each of these groups believes should be discussed.

Article III.    Audit Committee Responsibilities and Duties

Review Procedures

Section 3.01    Review and reassess the adequacy of this Charter at least annually. Submit this Charter to the Board of Directors for approval and have it published in a proxy or information statement in accordance with the Securities and Exchange Commission regulations.

Section 3.02    Review the Company’s annual audited financial statements and related footnotes prior to filing or distribution. The review should include separate discussions with management and with the independent auditors of significant issues and disagreements regarding accounting principles, practices and judgments, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and the effect of using different accounting principles, practices and judgments.

Section 3.03    Review and discuss with management and with the independent auditors the Company’s quarterly earnings releases and reports prior to public distribution.

Section 3.04    Review any reports or other documents filed with the SEC that include public financial disclosures prior to filing and discuss with management, if appropriate, whether the information contained in these documents is consistent with the information contained in the Company’s financial statements.

Section 3.05    In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and adequacy of controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review and access management’s critical accounting estimates and policies and off balance sheet transactions (if any).

Section 3.06    Review written reports and significant findings, if any, prepared by the independent auditors and, if appropriate, discuss the information contained in the reports with the independent auditors. Review management’s responses, if any, to such reports and findings, including the status of previous recommendations.

Section 3.07    Receive copies of reports to management prepared by the internal auditing department and management’s responses to any such reports.

Section 3.08    Oversee compliance with governing laws or regulations, for hiring employees or former employees of the independent auditors.

Section 3.09    To the extent that they have not been reviewed by the Compensation Committee of the Board or another committee of the Board of Directors composed of independent directors, review related party transactions and transactions involving potential conflicts of interest with corporate officers and directors, whenever possible in advance of the creation of such transaction or conflict. To the extent that they have not been reviewed by the Compensation Committee of the Board or another committee of the Board of Directors composed of independent directors, cause to be reviewed compensation, expenses, perquisites and related party transactions with corporate officers and directors to verify that they are in accordance with corporate policies and with any agreements or arrangements approved by the Board of Directors.

Section 3.10    Establish procedures for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Section 3.11    Establish procedures for the receipt, retention, and treatment – including independent reporting to the Audit Committee of significant problems identified – of complaints regarding accounting, internal accounting control, or auditing matters.

Independent Auditors

Section 3.12    The independent auditors are ultimately accountable to the Audit Committee of the Board of Directors, which has the ultimate authority and responsibility to select, compensate, evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall oversee the resolution of any financial reporting disagreements between management and the independent auditors, review the independence and performance of the independent auditors and the experience and qualifications of the partners and managers of the independent auditor team. The Audit Committee shall annually appoint the independent auditors or approve any discharge of the independent auditors when circumstances warrant.

Section 3.13    Approve the audit fees and other significant compensation to be paid to the independent auditors.

Section 3.14    Approve, in advance, the retention and related fees of the independent auditors for any non-audit services and consider whether the provision of these other services is compatible with maintaining the auditors’ independence. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Review disclosure of information regarding the approval of independent auditors’ audit services as required by the SEC in periodic reports to investors.

Section 3.15    On an annual basis, the Audit Committee should receive from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company and representing to the Company the independent auditors’ independence consistent with applicable standards. The Audit Committee should discuss with the independent auditors the disclosed relationships or services that may impact the objectivity and independence of the auditors, and take, or recommend that the Board of Directors take, appropriate action to ensure the independence of the auditors.

Section 3.16    Review the independent auditors’ audit plan, discuss scope, staffing, and audit approach.

Section 3.17    Discuss matters required to be communicated to audit committees in accordance with the American Institute of Certified Public Accountants: A Statement of Auditing Standards No. 61 (as amended).

Section 3.18    Obtain and discuss the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting; the discussion should include such issues as the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates, the clarity of the Company’s financial disclosures and other significant decisions made by management in preparing the financial disclosures.

Legal Compliance

Section 3.19    On at least a quarterly basis, review, with the Company’s outside general counsel, any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

Section 3.20    Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

Section 3.21    Report Audit Committee actions to the Board of Directors on a regular basis including any recommendations the Audit Committee deems appropriate.

Section 3.22    Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Section 3.23    Periodically perform self assessment of Audit Committee Performance.

Section 3.24    Review financial and accounting personnel succession planning within the Company.

Section 3.25    Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

APPENDIX B

CHARTER OF THE NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS OF
BERNARD CHAUS, INC.

Article IV.    Nominating and Corporate Governance Committee Purpose

The Nominating and Corporate Governance Committee of the Board of Directors of Bernard Chaus, Inc. (the ‘‘Company’’) is appointed by the Board of Directors to assist the Board of Directors by:

•	identifying qualified individuals for membership on the Board of Directors.

•	recommending to the Board of Directors the director nominees for the next annual meeting of shareholders and

•	providing oversight of the corporate governance affairs of the Board of Directors and the Company.

The Nominating and Corporate Governance Committee has the authority to conduct or authorize investigations into any matter within the scope of its responsibilities. The Nominating and Corporate Governance Committee has the ability to retain, at the Company’s expense, special legal or other consultants or experts it deems necessary in the performance of its duties or to assist in the conduct of any investigation.

Article V.    Nominating and Corporate Governance Committee Composition and Meetings.

The Nominating and Corporate Governance Committee shall be comprised of three or more directors as determined by the Board of Directors. The Nominating and Corporate Governance Committee shall comply with all applicable independence standards to the extent required by (i) the rules or regulations of the Securities and Exchange Commission and/or (ii) listing standards, if applicable.

Nominating and Corporate Governance Committee members shall be appointed by the Board of Directors. If a Nominating and Corporate Governance Committee Chair is not designated or present, the members of the Nominating and Corporate Governance Committee may designate a Chair by majority vote of the Nominating and Corporate Governance Committee Membership.

The Nominating and Corporate Governance Committee will meet as often as circumstances require, but not less often than annually. The Nominating and Corporate Governance Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Nominating and Corporate Governance Committee may meet privately, or with management separately as often as is reasonably necessary, to discuss any matters within the purview of the Nominating and Corporate Governance Committee. Management may participate in at least a portion of each meeting of the Nominating and Corporate Governance Committee.

Article VI.    Nominating and Corporate Governance Committee Responsibilities and Duties.

1.	Criteria for Nomination to the Board of Directors: Set general criteria for nomination to the Board of Directors. The general criteria for nomination to the Board of Directors shall be annexed to this Charter.

2.	Evaluation of Candidates Nominated by Shareholders: Consider any candidates nominated by shareholders pursuant to procedures that may be adopted by the Nominating and Corporate Governance Committee from time to time.

3.	Nomination of Directors: Annually consider the size, composition and needs of the Board of Directors and consider and recommend candidates for membership on the Board of Directors and recommend to the Board of Directors each year the director nominees for election at the next annual meeting of shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may elect a director to the Board of Directors during the course of the year to serve until the next annual meeting of shareholders.

4.	Other Committees of the Board of Directors: Annually review the advisability or need for any changes in the number, charters or titles of committees of the Board of Directors and, as appropriate, recommend to the Board of Directors any changes deemed appropriate by it, including, committee member appointments and removals, taking into account the qualifications for membership as set forth in the committee charters, applicable listing standards and the Company’s charter and by-laws.

5.	Oversight of Corporate Governance Matters: Oversee the corporate governance affairs of the Company, and review the corporate governance practices and policies of the Company annually and make recommendations for changes that in its judgment are appropriate.

6.	Succession Planning: Review with such frequency as it deems appropriate with the Chairman/CEO, the succession plan relating to the executive officers of the Company.

7.	Board Performance: Manage the process by which the Board of Directors assesses its own performance, including reporting the results thereof to the Board of Directors.

8.	Report to Board of Directors: Maintain minutes of meetings and report Nominating and Corporate Governance Committee actions to the Board of Directors on a regular basis.

9.	Other Activities: Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Nominating and Corporate Governance Committee or the Board of Directors deems necessary or appropriate.

Annex to
 Nominating AND CORPORATE GOVERNANCE Committee Charter

Criteria for Nomination to Board of Directors

The following criteria for nomination to the Board of Directors have been approved by the Nominating and Corporate Governance Committee on August 24, 2004. These criteria may be modified by the Nominating and Corporate Governance Committee at any time.

In considering candidates for nomination as director, the Nominating and Corporate Governance Committee will consider whether the candidate:

1.	has achieved significant independent accomplishments;

2.	has demonstrated an ability to lead and/or evaluate people;

3.	will have a view toward the best interests of the Company and its shareholders as a whole (as contrasted with candidates who may pursue the best interests of particular shareholders or groups of shareholders);

4.	will afford the board diversity of background, experience, or skills;

5.	possesses financial and business expertise so as to discharge committee duties as necessary; and

6.	has experience and skills that will enable him or her to fully perform the role of a director of the Company.

The foregoing list of considerations is not meant to be exhaustive, and the Nominating and Corporate Governance Committee may also consider such other factors as it determines is relevant. Further, candidates need not satisfy all of the foregoing criteria so long as overall the Nominating and Corporate Governance Committee determines that nomination to the board is appropriate.

Adopted: 8/24/04

Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

1. TO ELECT DIRECTORS
		2.	In the discretion of the proxies, they are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.
VOTE FOR all nominees listed below except vote withheld as to the nominees named below (if any): ☐	VOTE WITHHELD from all nominees. ☐

Nominees: 01 Philip G. Barach, 02 Josephine Chaus, 03 S. Lee Kling and 04 Harvey M. Krueger. (Mark only one of the foregoing boxes.)

				☐	☐
			I plan	I do not plan

to attend the 2007 Annual Meeting of Shareholders.

			Dated:		,2007

Signature of Shareholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

Please date and sign exactly as name appears above.

Ù FOLD AND DETACH HERE Ù

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PROXY	BERNARD CHAUS, INC.	COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 15, 2007

The undersigned hereby constitutes and appoints Josephine Chaus and Barton Heminover, and each of them, with full power of substitution, attorneys and proxies to present and to vote all of the shares of common stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Shareholders of BERNARD CHAUS, INC. to be held on November 15, 2007 at 9:00 a.m. at 530 Seventh Avenue, Eighteenth Floor, New York, New York, and at any adjournment or postponement thereof, on all matters coming before said meeting.

If no directions are given, proxies will be voted (i) for the election of the nominees named below and (ii) in the discretion of the proxies named above with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement each dated October 17, 2007.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

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